First Niagara Names Frank J. Polino as Interim Executive Vice President,
Consumer Banking

LOCKPORT, N.Y., May 2, 2007-- First Niagara Financial Group, Inc. (NASDAQ: FNFG), the holding company for First Niagara Bank, announced today that its Board of Directors named Frank J. Polino as Interim Executive Vice President, Consumer Banking following the departure of Michael Giaquinto who served as Executive Vice President, Consumer Banking since June 2004.

A member of the Company’s Management Committee, Polino joined First Niagara in 1999 and currently serves as Executive Vice President and Chief Information Officer responsible for corporate technology and operations functions. Polino has played a key role at First Niagara driving several major successful initiatives with customer-facing components and actively involved in developing the company’s business strategy over the last several years.

The Board also named Michael Mackay, who joined First Niagara in 2005 and serves as First Vice President, Operations as Interim Chief Information Officer to assume Polino’s duties until the Company appoints a new leader for its Consumer Banking Group.

Polino received an undergraduate degree in business from Niagara University and an MBA in Finance from the State University of New York at Buffalo. He serves on the Board of Directors of the Buffalo Hearing and Speech Center, Heritage Centers, Niagara County Community College Foundation and InfoTech Niagara. Polino is a member of the Information Technology Oversight Committee at Roswell Park Cancer Institute and also serves on the Alumni Board of Governors of Canisius High School. He was a member of the Leadership Buffalo class of 2002.

First Niagara Financial Group, Inc., through its wholly owned subsidiary First Niagara Bank, has assets of $8.0 billion and deposits of $5.8 billion. First Niagara Bank is a full-service, community-oriented bank that provides financial services to individuals, families and businesses through 120 branches and Regional Market Centers across Upstate New York.

Officer Contact
Leslie G. Garrity	Public Relations and Corporate Communications Manager
(716) 625-7528
leslie.garrity@fnfg.com

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